Exhibit 99.1

Press Release

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
630-579-2231
tbenson@factorycard.com

MONE ANATHAN TO SERVE AS NEW DIRECTOR TO FACTORY CARD & PARTY OUTLET CORP.

NAPERVILLE, IL — April 18, 2006 — Factory Card & Party Outlet Corp. (NASDAQ:FCPO) and Cramer Rosenthal McGlynn, LLC (CRM) announced today that they have reached agreement to add a director proposed by CRM to the company’s Board.

As part of the agreement, the company’s Board has agreed to elect Mone “Jim” Anathan, who served for 16 years as president of Filene’s Basement Corporation, to serve as a member of the company’s board and to re-nominate him at the 2006 annual meeting of stockholders for a term expiring in 2009. The company has also agreed to appoint Mr. Anathan as a member of the Audit Committee of the company’s Board.

Mone Anathan has extensive merchandising and retail industry experience, serving 16 years as President of Filene’s Basement Corporation, one of the country’s oldest off-price stores selling brand name and designer fashions. Mr. Anathan also served as Chairman of the Executive Committee and director of Filene’s. Mr. Anathan was a member of the board of directors of Brookstone, Inc. for approximately 17 years, in addition to serving various tenures as Chairman of its Audit Committee and a member of its Compensation Committee. Mr. Anathan also has served on the boards of trustees of Boston Advisors, Inc. and Lebenthal Funds, Inc. and on the boards of directors of Medusa Corporation and Crane Co., among others.

“We welcome Mr. Anathan to our Board and look forward to working with him to enhance long-term stockholder value,” said Chairman Richard E. George.

In addition, the company has agreed to include a proposal in the company’s 2006 proxy statement that, if approved by stockholders, would amend the company’s charter to declassify its board and provide for the annual election of all directors. If stockholders approve the declassification proposal at the 2006 annual meeting of stockholders, the entire board would stand for election each year, commencing at the 2007 annual meeting.

The agreement provides for CRM and its affiliates to vote its shares for the election of the board’s nominees for election as directors at the 2006 annual meeting of stockholders and to observe certain normal and customary standstill provisions through February 1, 2007.

Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 191 company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the company and its stores and the value of the company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the company’s filings with the Securities and Exchange Commission.